Exhibit 2
                      JOINDER TO THE JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to be added as a party to the Joint Filing Agreement, dated as of July 20, 1999, by and among Cox Enterprises, Inc., Cox Interactive Media, Inc., Barbara Cox Anthony and Anne Cox Chambers for the joint filing on behalf of each of them of a statement on Schedule 13G
(including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of MP3.com, Inc.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this ___ day of February, 2000.



                                            COX MP3, INC.


                                            By: /s/ Andrew A. Merdek
                                                -------------------------
                                            Name: Andrew A. Merdek
                                            Title: Secretary